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INTERNATIONAL MENU TO SELL ITS OPERATING SUBSIDIARIES

February 22, 2001 11:45 p.m. Eastern Time
TORONTO February 22 /PRNEWSWIRE/ - International Menu Solutions Corporation ("MENU") announces that it is initiating a process to sell its operating subsidiaries. As part of this process, MENU is in discussion with one of its major shareholders and lenders with respect to such a sale.

In this regard, MENU has retained the services of professional advisors and is working closely with its principal lender.

As indicated in its December 20, 2000 disclosure, MENU is and continues to be in default of certain covenants with its lenders. Notwithstanding recent progress in rationalizing and lowering the cost structure of its operations, MENU's future cash requirements exceed the availability of funds to the Company.

MENU further announces that it has accepted on February 22, 2001 the resignations of Mr. Reginald Petersen and Ms. Lynda King as directors and officers of MENU effective February 13, 2001 and Mr. Len Shiffman as a director effective February 22, 2001.

Certain statements contained in this press release do not relate strictly to historical or current facts are "forward-looking" statements as defined in U.S. federal law. Forward-looking statements us such words as "plans", "expects", "will", "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", "believes", "anticipates", "intends", "expects", "may", "should", "continue", "seek", "could", and other similar expressions. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The important factors that could cause actual results to differ materially from those in the forward-looking statements herein (the "Cautionary Statements") include, without limitation, the ability of the Company to successfully implement its strategies and business plans, risks associated with acquisitions and the integration thereof, competitive factors and pricing pressures; relationships with manufacturers, banks, and distributors; legal and regulatory requirements; general economic conditions; as well as the other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.